ASSET AND SHARE PURCHASE AGREEMENT

THIS AGREEMENT (this "Agreement") is made as of the July 14th, 2008 (the "Effective Date") by and among Dr. Lev Paukman residing at (the "Buyer"), having an address at, 1965 Broadway, Apt. 14k, New York, NY 10023 on the one hand, and Mega Media Group, Inc. (individually and collectively, the "Seller"), having an address at 1122 Coney Island Ave., Suite 210, Brooklyn, NY 11230.

Background

The Seller owns all right, title and interest in and to all assets relating to the operation of VSE Magazine, Inc., a Russian language publication currently operating under the trade name "Metpo" that is distributed in the greater New York metro area, including all intellectual properties, brands, trade names, trade marks, sales contracts, advertising agreements, distribution contracts, issues of the publication past, present and future, web sites, domain names (including, without limitation, www.russianmetpo.com), causes of action against others, and any other contracts relating to the publication, but specifically excluding any physical assets such as furniture, computers, phones and the like, and also specifically excluding liabilities, losses, debts, actions against the publication or the Seller, relating to the publication or the Seller, or relating to the Seller's operation and exploitation of the publication and related properties (individually and collectively, the "Properties").

The Seller desires to sell to the Buyer, and the Buyer desires to acquire, the Properties in accordance with and pursuant to the terms of this Agreement.

This agreement also nullifies the agreement date November 15th, 2007.

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein, the parties covenant and agree as follows:

1.            Purchase and Sale of the Properties. Upon the Effective Date, the Seller shall sell, assign, transfer and convey all right, title and interest in and to the Properties to the Buyer free and clear of any liens, charges, security interests, options, encumbrances, mortgages, hypothecations, pledges, restrictions or claims of any kind ("Liens"). The Seller shall be fully responsible for and shall indemnify the Buyer against any and all claims, losses, suits and damages arising out of or relating to any Liens which may arise contrary to the Seller's representation as specified in the immediately preceding sentence of this paragraph 1. The Seller shall deliver to the Buyer on the Effective date all contracts relating to the Properties and the advertising, distribution and exploitation thereof, documents evidencing ownership of the Properties, domain names, codes, passwords, electronic files and hard copies of all publications and other documents required or requested by the Buyer.

2.            The Purchase Price. The buyer will assume an advertising credit $109,832 of owed to KSP not in cash. The buyer will also assume advertising credits in the magazine from clients that MMG or Echo Broadcasting Group might direct up to the amount of $50,000. In the event there are no advertising client credits then the buyer will pay the seller $10,000.00 cash within 90 days of this agreement.

       3.            Representations of the Seller. The Seller hereby represents and warrants to the Buyer that:

                      (a) The Seller is the sole owner of the Properties.

                      (b) The Seller has full legal right, power and authority to execute and deliver this Agreement and to take all the actions contemplated hereby.

       (c) This Agreement has been duly and validly executed and delivered on behalf of the Seller and constitutes the legal, valid and binding obligation of the Seller in accordance with the terms of this Agreement.

       (e) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not contravene, conflict with or violate any agreement, contract, understanding, arrangement or charter document to which the Seller is a party or by which the Seller or the Properties, or any of them, may be bound.

       (f) All the tax returns that are required to be filed by the Corporation have been filed and comply, in all material respects, with all applicable requirements.

4.            Governing Law. This Agreement, the rights and obligations hereunder, and any claims or disputes relating hereto or thereto, shall be governed by and construed in accordance with internal the laws of the State of New York, without regard to its principles of conflicts of laws.

5.            Venue. Each party to this Agreement hereby agrees and consents that any legal action or proceedings with respect to this Agreement shall only be brought in the courts of the State of New York in New York County. By execution and delivery of this Agreement, each such party hereby: (i) accepts the jurisdiction of the aforesaid courts; (ii) waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the venue set forth above; and (iii) further waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

6.            Counterparts. This Agreement may be executed in two or more counterparts and each counterpart, when so executed and delivered shall constitute a complete and original instrument, and it shall not be necessary when making proof of this Agreement or any counterpart thereto to produce or account for any other counterparts.

7.            Entire Agreement. This Agreement, the other documents referred to herein which form a part hereof, contain the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understanding between the parties with respect to such subject matter hereof

8.           Amendment of Agreement. This Agreement shall not be altered or amended except pursuant to any instrument or writing signed by the party against whom enforcement is sought.

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        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Mega Media Group, Inc.

By: /s/ Alex Shvarts
CEO: Mega Media Group, Inc., Alex Shvarts

Dr. Lev Paukman

By: /s/ Lev Paukman